SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.  )

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☐ Preliminary Proxy Statement

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(as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

NORDSTROM, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 18, 2002

Dear Shareholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Shareholders on Tuesday, May 21, 2002, at 11:00 a.m., Pacific Daylight Time, at the John W. Nordstrom Room, Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, Washington, 98101-1742.

In addition to the matters described in the Notice of Annual Meeting and Proxy Statement, there will be a report on the progress of the Company and an opportunity to ask questions of general interest to you as a Shareholder.

YOUR VOTE IS VERY IMPORTANT. Therefore, whether or not you plan to attend the meeting in person, please sign and return the enclosed Proxy in the envelope provided. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent your Proxy.

I hope you will be able to join us and we look forward to seeing you in Seattle.

Sincerely yours,

Blake W. Nordstrom
President

Nordstrom, Inc. 1617 Sixth Avenue Seattle, Washington 98101-1742

Notice of Annual Meeting of Shareholders	To the Shareholders of Nordstrom, Inc.:

The Annual Meeting of Shareholders of Nordstrom, Inc. will be held on Tuesday, May 21, 2002, at 11:00 a.m., Pacific Daylight Time, at the John W. Nordstrom Room, Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, Washington, 98101-1742 for the following purposes:

1. To elect nine directors to hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2. To amend the Company’s Articles of Incorporation to increase the authorized number of shares of Common Stock from 250,000,000 to 500,000,000;

3. To approve the 2002 Nonemployee Director Stock Incentive Plan; and

4. To ratify the appointment of auditors.

If it is presented, then you also will be asked to vote on the following:

5. A Shareholder proposal regarding global human rights standards.

Such other business as may properly come before the meeting and any adjournment thereof may also be addressed.

Holders of shares of Common Stock of record at the close of business on March 18, 2002 are entitled to notice of, and to vote at, the meeting.

Shareholders are cordially invited to attend the meeting in person.

By order of the Board of Directors,

N. Claire Chapman
Secretary

Seattle, Washington

April 18, 2002

Whether or not you intend to be present at the meeting, you are encouraged to sign and date the enclosed Proxy and return it promptly in the envelope provided.

Proxy Statement Approximate Mailing Date: April 18, 2002	This Proxy Statement is furnished to the Shareholders of Nordstrom, Inc. in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders to be held on May 21, 2002 and any adjournment thereof. If the enclosed Proxy is executed and returned, it will be voted in accordance with the instructions given, but may be revoked at any time if it has not been exercised by notifying the Secretary of the Company in writing. If no contrary instruction is indicated on the Proxy, then each Proxy will be voted for Proposals 1, 2, 3 and 4, and, if it is presented, against Proposal 5, and may be voted on such other matters as may properly come before the Annual Meeting.

Only holders of the Company’s Common Stock are entitled to vote at the Annual Meeting. There were 134,612,925 shares of Common Stock outstanding as of March 18, 2002, the record date for the Annual Meeting. Shareholders are entitled to one vote for each share of Common Stock held of record at the close of business on March 18, 2002. Under Washington law and the Company’s Amended and Restated Articles of Incorporation, a quorum consisting of a majority of the shares eligible to vote must be represented in person or by proxy to elect directors and to transact any other business that may properly come before the Annual Meeting.

For election of directors, the nominees elected will be those receiving the greatest number of votes cast by the shares entitled to vote, up to the number of directors to be elected. Any action other than a vote for a nominee will have the effect of voting against that nominee. The amendment to the Company’s Articles of Incorporation will be approved, the 2002 Nonemployee Director Stock Incentive Plan will be adopted, the appointment of auditors will be ratified, and the Shareholder proposal will be adopted if the votes cast in favor of the respective action exceed the votes cast against it. Abstentions and nonvotes by brokers will have no effect since such actions do not represent votes cast by Shareholders.

Security Ownership of Certain Beneficial Owners and Management	The following table sets forth, as of March 18, 2002, the number of shares of Common Stock held by beneficial owners of more than five percent of the Company’s Common Stock, by directors and director nominees, by the executive officers named in the Summary Compensation Table on page 6, and by all directors and executive officers of the Company as a group:

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owner	Ownership		of Class

Dodge & Cox	15,382,306	(a)	11.43%
One Sansome St., 35th Floor San Francisco, California 94104
Elmer and Katharine Nordstrom	10,916,552	(b)	8.11%
Family Interests, L.P. c/o 1617 Sixth Avenue Seattle, Washington 98101
Bruce A. Nordstrom	10,769,699	(c)(d)	8.00%
c/o 1617 Sixth Avenue Seattle, Washington 98101
D. Wayne Gittinger	10,483,699	(c)(e)	7.79%
1420 Fifth Avenue, Suite 4100 Seattle, Washington 98101
John N. Nordstrom	3,509,095	(c)(f)	2.61%
Blake W. Nordstrom	1,036,932	(g)	*
John A. McMillan	293,089	(c)	*
Jammie Baugh	96,281	(h)	*
Gail A. Cottle	64,794	(i)	*
Joel T. Stinson	59,086	(j)	*
William D. Ruckelshaus	16,269		*
Michael G. Koppel	12,824	(k)	*
Alfred E. Osborne, Jr.	11,119	(l)	*
Alison A. Winter	7,856	(m)	*
R. Michael Richardson	7,303	(n)	*
Bruce G. Willison	5,757	(o)	*
Enrique Hernandez, Jr.	4,191	(p)	*
Directors and executive officers as a group (30 persons)	40,379,447	(q)	29.72%

*	Does not exceed 1% of the Company’s outstanding Common Stock.

(a) Based on an amended Schedule 13G filed on February 8, 2002 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which indicates that Dodge & Cox has sole investment power with respect to all of these shares, sole voting power with respect to 14,370,306 shares, and shared voting power with respect to 161,700 shares.
(b) The general partners of this partnership are the Estate of Katharine J. Nordstrom (John N. Nordstrom, executor), the Elected Marital Trust under the Will of Elmer J. Nordstrom (John N. Nordstrom, trustee), the James F. Nordstrom Interests, L.P., and the John N. Nordstrom Interests, L.P. The general partners of the James F. Nordstrom Interests, L.P. are Sally A. Nordstrom, the James F. Nordstrom Residuary Trust (Sally A. Nordstrom, trustee), J. Daniel Nordstrom and William E. Nordstrom, and the general partners of the John N. Nordstrom Interests, L.P. are John N. Nordstrom, Sally B. Nordstrom, and James A. Nordstrom. Each of these entities and individuals are deemed to beneficially own the shares held by the Elmer and Katharine Nordstrom Family Interests, L.P. Each of the general partners disclaims beneficial ownership of the shares held by the Elmer and Katharine Nordstrom Family Interests, L.P. that exceeds the greater of their proportionate interest in their respective profits or capital account in the partnership.
(c) Does not include 160,000 shares held by a corporation, of which the director or his spouse owns a one-eighth beneficial interest.
(d) Includes 88,388 shares held by his wife individually; and 4,235,280 shares held by trusts, of which he is a trustee and beneficiary. Does not include 3,485,564 shares held by trusts, of which he is a co-trustee.
(e) Includes 6,926,771 shares held by his wife individually; 915 shares held by his wife as a participant in the Company’s 401(k) Plan; 777,600 shares held by a trust, of which his wife is a trustee and beneficiary; and 2,750,760 shares held by a trust, of which his wife is the beneficiary. Does not include 206,896 shares held by trusts of which he is a trustee.
(f) Includes 161,610 shares held by his wife; 4,012 shares held by trusts, of which he is the trustee; and 2,780,000 shares held by the John N. Nordstrom Interests, L.P., of which he is a general partner. John N. Nordstrom disclaims beneficial ownership of the shares held by the John N. Nordstrom Interests, L.P. that exceed the greater of his proportionate interest in his profits or capital account in the partnership. Does not include any of the shares held by the Elmer and Katharine Nordstrom Family Interests, L.P., of which he is deemed a beneficial owner.
(g) Includes 181,234 shares held by his wife individually; 20,086 shares held by trusts, of which he is a trustee; 5,987 shares held in a custodial account, of which he is the custodian; 137,187 shares that may be acquired under the 1987 and 1997 Stock Option Plans; and 1,590 shares held by him in the Company’s 401(k) Plan.
(h) Includes 89,630 shares that may be acquired under the 1987 and 1997 Stock Option Plans, and 4,015 shares in the Company’s 401(k) Plan.
(i) Includes 64,792 shares that may be acquired under the 1987 and 1997 Stock Option Plans.
(j) Includes 56,581 shares that may be acquired under the 1987 and 1997 Stock Option Plans, and 925 shares in the Company’s 401(k) Plan.
(k) Includes 10,166 shares that may be acquired under the 1987 and 1997 Stock Option Plans.
(l) Includes 600 shares held by his wife; 150 shares held by his wife for the benefit of child; and 2,400 shares held by a corporation, of which he is the sole shareholder.
(m) Includes 7,000 shares held by a trust, of which she and her spouse are trustees and beneficiaries; 100 shares held by her son in an account over which she shares investment power; 100 shares held by her daughter in an account over which she shares investment power; and 100 shares held by her husband in a retirement account over which she shares investment power.
(n) Includes 7,303 shares that may be acquired under the 1987 and 1997 Stock Option Plans.
(o) Includes 4,000 shares held by trust, of which he and his spouse are trustees and beneficiaries.
(p) Does not include 62,500 stock units convertible at any time upon the election of Mr. Hernandez, or when he ceases to be a member of the Board of Directors, into a dollar amount equal to the difference in the value of a share of Common Stock on the date the stock unit was awarded and the value of a share of Common Stock on the date the stock unit is converted.
(q) Includes 10,916,552 shares held by the Elmer and Katharine Nordstrom Family Interests, L.P.; and 2,780,000 shares held by the John N. Nordstrom Interests, L.P. Also includes 1,305,056 shares that may be acquired by the executive officers as a group under the 1987 and 1997 Stock Option Plans, and 29,972 shares held by participating executive officers in the Company’s 401(k) Plan as of the Plan statement dated February 28, 2002.
The directors and executive officers shown in the table disclaim beneficial interest in any shares held solely as custodian or trustee, and all shares held by their spouses and immediate family members.

Proposal 1: Election of Directors	Nine directors will be elected at the Annual Meeting, each to hold office until the next Annual Meeting and until a successor has been duly elected and qualified. Unless otherwise instructed by the Shareholder, the persons named in the enclosed Proxy intend to vote for the election of the nominees described in this Proxy Statement. All of the nominees are currently directors of the Company. If any nominee becomes unavailable for any reason, or if a vacancy should occur before the election, which events are not anticipated, the Proxy may be voted for a person to be selected by the Board of Directors.

Nominees Information related to the director nominees as of March 18, 2002 is set forth below:

	Principal Occupation and Business	Director
Name and Age	Experience for Past Five Years	Since

D. Wayne Gittinger Age 69(a)(b)	Partner in the law firm of Lane Powell Spears Lubersky LLP	1971
Enrique Hernandez, Jr. Age 46(c)	President and Chief Executive Officer of Inter-Con Security Systems, Inc., a California-based worldwide security and facility support services provider; Co-Founder and Principal Partner of Interspan Communications, a television broadcasting company serving Spanish-speaking audiences	1997
John A. McMillan Age 70(d)	Retired (formerly Co-Chairman of the Board of Directors of the Company)	1966
Bruce A. Nordstrom Age 68(b)	Chairman of the Board of Directors of the Company	1966
John N. Nordstrom Age 65(b)	Retired (formerly Co-Chairman of the Board of Directors of the Company)	1966
Alfred E. Osborne, Jr. Age 57(e)	Director of the Harold Price Center for Entrepreneurial Studies and Associate Professor of Business Economics, The Anderson School at UCLA	1987
William D. Ruckelshaus Age 69(f)	A Strategic Director of Madrona Venture Group, a Washington- based investment firm (formerly Chairman and Chief Executive Officer of Browning-Ferris Industries, Inc.)	1985
Bruce G. Willison Age 53(g)	Dean of The Anderson School at UCLA, formerly President and Chief Operating Officer of H.F. Ahmanson & Company, a California-headquartered thrift holding company, and Home Savings of America, a full-service consumer bank, also headquartered in California. H.F. Ahmanson was the parent company of Home Savings of America	1998
Alison A. Winter Age 55(h)	Executive Vice President for Midwest Personal Financial Services with The Northern Trust Corporation, Chicago (formerly President and Chief Executive Officer of the Northern Trust of California)	2001

(a) D. Wayne Gittinger is a partner in the law firm of Lane Powell Spears Lubersky LLP, which rendered legal services to the Company during the fiscal year ended January 31, 2002.
(b) Bruce A. Nordstrom is a brother-in-law of D. Wayne Gittinger and a cousin of John N. Nordstrom. Mr. Bruce A. Nordstrom’s sons are Blake W. Nordstrom, the President of the Company, and Erik B. Nordstrom and Peter E. Nordstrom, each of whom is an Executive Vice President of the Company. Mr. John N. Nordstrom’s nephew is J. Daniel Nordstrom, Chief Executive Officer of NORDSTROM.com, LLC.
(c) Enrique Hernandez, Jr. is also a director of California Healthcare Foundation, McDonald’s Corporation, Washington Mutual, Inc. and Tribune Company, all of which are public companies, and ICSS Holding Corp., a private entity.
(d) John A. McMillan is also a director of Lion, Inc. (formerly known as Plenum Communications), a public company.
(e) Alfred E. Osborne, Jr. is also a director of Equity Marketing, Inc. and K2, Inc., a trustee of the WM Group of Funds, and a director of First Pacific Advisors New Income and Capital Funds, all of which are public companies.
(f) William D. Ruckelshaus is also a director of Cummins Engine Company, Pharmacia Corporation (formerly known as Monsanto Company), Solutia Inc., and Weyerhaeuser Company, all of which are public companies. He was also a director of the Company from 1978 to 1983.
(g) Bruce G. Willison is also a director of Kookmin Bank (Korea) and Health Net, Inc., both of which are public companies, and Operation Hope, Inc., the United Way of Greater Los Angeles, and the Los Angeles Sports Council, all of which are private entities.
(h) Alison A. Winter is also a director of California Healthcare Foundation, a public foundation, and Steppenwolf Theatre Company, Chicago Convention and Tourism Bureau and The Committee of 200, all of which are private entities. She also serves on the Board of Trustees of Claremont McKenna College, a private entity.

The Board of Directors recommends a vote FOR each of the nominees listed in the table.

Board of Directors and Board Committees	The Board of Directors maintains an Audit Committee, a Compensation and Stock Option Committee, a Corporate Governance and Nominating Committee, and a Finance Committee. These committees do not have formal meeting schedules, but the Audit Committee is required to meet at least four times a year, and the Compensation and Stock Option Committee and the Corporate Governance and Nominating Committee are each required to meet at least once a year. The Finance Committee meets at its discretion. During the past year, there were five meetings of the Board of Directors, four meetings of the Audit Committee, five meetings of the Compensation and Stock Option Committee, four meetings of the Corporate Governance and Nominating Committee, and four meetings of the Finance Committee. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and Board committees on which he or she served.

Current members of the Audit Committee are Bruce G. Willison, Chair, Enrique Hernandez, Jr., Alfred E. Osborne, Jr., William D. Ruckelshaus, and Alison A. Winter. The Audit Committee is responsible for recommending the Company’s independent auditors and assisting the Board of Directors in fulfilling its oversight responsibilities with respect to accounting and financial reporting, assessment and management of risk and the internal controls environment, and compliance with laws and regulations. The Committee meets periodically with the independent auditors, management and the internal auditors to review accounting, auditing, internal accounting controls, financial reporting matters, and compliance with laws and regulations. The Committee also meets privately with the independent auditors and the internal auditors.

Current members of the Compensation and Stock Option Committee are William D. Ruckelshaus, Chair, Enrique Hernandez, Jr., Alfred E. Osborne, Jr., and Alison A. Winter. The Compensation and Stock Option Committee is responsible for determining the overall compensation levels of certain of the Company’s executive officers and certain of the Company’s benefit plans.

Current members of the Corporate Governance and Nominating Committee are D. Wayne Gittinger, Chair, Enrique Hernandez, Jr., Alfred E. Osborne, Jr., and William D. Ruckelshaus. The Corporate Governance and Nominating Committee is primarily responsible for recommending director nominees to the Board of Directors. The Committee will consider recommendations by Shareholders for vacancies on the Board of Directors. Suggestions may be submitted to the Company’s Secretary.

Current members of the Finance Committee are Alfred E. Osborne, Jr., Chair, D. Wayne Gittinger, Enrique Hernandez, Jr., John A. McMillan, John N. Nordstrom, and Bruce G. Willison. The Finance Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to the Company’s capital structure, financial policies, capital investments, business and financial planning and related matters.

Compensation of Executive Officers in the Year Ended January 31, 2002	Summary Compensation Table

The following table summarizes compensation paid or accrued by the Company for services rendered by the President, four Vice Presidents, and a former Vice President (the “Named Executive Officers”) for the periods indicated:

	Annual Compensation					Long-Term Compensation

						Value of
						Restricted
						Stock Awards/	Number
Name and Principal	Fiscal				Other Annual	Performance	of Stock	All Other
Position	Year(a)		Salary	Bonus	Compensation(b)	Shares(c)	Options	Compensation(d)

Blake W. Nordstrom	2001		$580,000	$0	$1,491	$299,250	81,579	$31,108
President	2000	(e)	$433,333	$0	$2,822	$139,995	19,765	$25,097
	1999		$383,333	$0	$1,741	$449,990	34,123	$27,010

Joel T. Stinson	2001		$393,333	$185,000	$0	$174,572	41,447	$42,354
Executive Vice	2000		$306,220	$24,420	$2,849	$89,378	12,618	$25,027
President	1999		$232,500	$56,753	$9,244	$88,107	6,682	$27,271

R. Michael Richardson	2001		$241,667	$174,950	$1,534	$59,850	14,211	$24,549
Vice President	2000	(f)	$136,470	$184,375	$2,065	$60,116	23,488	$78,951
	1999		$172,895	$89,743	$777	$46,487	6,464	$12,159

Jammie Baugh	2001		$295,000	$119,250	$23,484	$124,697	29,605	$58,155
Executive Vice	2000		$295,000	$40,625	$2,734	$150,004	21,176	$9,684
President	1999		$268,333	$26,082	$1,824	$151,882	11,517	$24,403

Michael G. Koppel	2001		$294,792	$78,300	$2,486	$156,608	48,487	$23,249
Executive Vice	2000		$238,333	$115,337	$13,372	$65,003	9,176	$42,116
President	1999	(g)	$94,990	$122,701	$43,800	$47,159	11,877	$73,051

Gail A. Cottle	2001	(h)	$344,167	$223,125	$2,962	$174,572	41,447	$72,392
Former Executive	2000		$310,587	$194,688	$1,548	$150,003	21,176	$24,860
Vice President	1999		$268,333	$201,582	$2,728	$151,882	11,517	$23,540

(a) The fiscal year of the Company ends January 31 of the following year.

(b) Other Annual Compensation for the fiscal year ended January 31, 2002 includes tax reimbursements.

(c) These amounts represent performance share units granted to the Named Executive Officers on February 25, 1999, February 22, 2000, and February 27, 2001 (valued as of those dates, respectively). The performance share units vest on January 31, approximately three years following the date of grant to the extent that the Company’s total shareholder return exceeds that of certain of the Company’s competitors during the respective three-year period. As of January 31, 2002, the performance share units granted on February 25, 1999 were forfeited due to the failure of the Company to meet the applicable vesting goals. The remaining performance share units (assuming full vesting) would be valued as follows as of January 31, 2002:

Blake W. Nordstrom	—	$706,439
Joel T. Stinson	—	$423,585
R. Michael Richardson	—	$99,619
Jammie Baugh	—	$430,796
Michael G. Koppel	—	$366,534
Gail A. Cottle	—	$234,341

(d) All Other Compensation for the fiscal year ended January 31, 2002, includes the following:

Profit Sharing Plan benefit: Blake W. Nordstrom: $2,018; Joel T. Stinson: $2,018; R. Michael Richardson: $2,018; Jammie Baugh: $2,018; Michael G. Koppel: $673; Gail A. Cottle: $2,018.

401(k) Plan benefit: Blake W. Nordstrom: $6,800; Joel T. Stinson: $6,800; R. Michael Richardson: $6,800; Jammie Baugh: $6,800; Michael G. Koppel: $6,800; Gail A. Cottle: $0.

Premiums on excess term life insurance: Blake W. Nordstrom: $810; Joel T. Stinson: $703; R. Michael Richardson: $455; Jammie Baugh: $334; Michael G. Koppel: $500; Gail A. Cottle: $1,051.

Company car buyout: Blake W. Nordstrom: $0; Joel T. Stinson: $0; R. Michael Richardson: $0; Jammie Baugh: $19,625; Michael G. Koppel: $0; Gail A. Cottle: $0.

Auto allowance: Blake W. Nordstrom: $15,276; Joel T. Stinson: $15,276; R. Michael Richardson: $15,276; Jammie Baugh: $29,378; Michael G. Koppel: $15,276; Gail A. Cottle: $15,276.

Paid time off cash out at payroll year end: Blake W. Nordstrom: $6,204; Joel T. Stinson: $17,558; R. Michael Richardson: $0; Jammie Baugh: $0; Michael G. Koppel: $0; Gail A. Cottle: $6,394.

Paid time off cash out at termination: Blake W. Nordstrom: $0; Joel T. Stinson: $0; R. Michael Richardson: $0; Jammie Baugh: $0; Michael G. Koppel: $0; Gail A. Cottle: $47,654.

(e) Blake W. Nordstrom has served as President since August 31, 2000. Prior to that date he served as an Executive Vice President.

(f) R. Michael Richardson separated from the Company on April 7, 2000 and was rehired on September 15, 2000.

(g) Michael G. Koppel commenced employment with the Company on August 12, 1999. Mr. Koppel was promoted to Executive Vice President on May 16, 2001. Prior to that date he served as Vice President.

(h) Gail A. Cottle was employed by the Company from June 1, 1969 through January 31, 2002.

Option Grants in the Fiscal Year Ended January 31, 2002

The following table sets forth information concerning option grants during the fiscal year ended January 31, 2002, to the Named Executive Officers:

					Potential Realizable
					Value at Assumed
		Percent of			Annual Rates of Stock
		Total Options			Price Appreciation for
	Number	Granted to	Exercise or		Option Terms
	of Options	Employees in	Base Price
Name	Granted(a)(b)	Fiscal Year	Per Share	Expiration Date	5%	10%

Blake W. Nordstrom	81,579	2.48%	$19.00	02/27/2011	$974,787.30	$2,470,302.41

Joel T. Stinson	41,447	1.26%	$19.00	02/27/2011	$495,250.12	$1,255,061.03

R. Michael Richardson	14,211	0.43%	$19.00	02/27/2011	$169,807.21	$430,324.81

Jammie Baugh	29,605	0.90%	$19.00	02/27/2011	$353,750.08	$896,472.17

Michael G. Koppel	15,158	0.46%	$19.00	02/27/2011	$181,122.91	$459,001.02
	23,329	0.71%	$17.94	06/04/2011	$263,206.40	$667,016.70
	10,000	0.30%	$21.00	08/20/2011	$132,067.87	$334,685.92

Gail A. Cottle(c)	41,447	1.26%	$19.00	02/27/2011	$495,250.12	$1,255,061.03

(a) Options are granted at the fair market value of the Company’s Common Stock on the date of the grant. To the extent not already exercisable, options generally become exercisable upon a sale of the Company or substantially all of its assets.

(b) These options vest and become exercisable in four equal annual installments beginning one year from the date of grant.

(c) These options will expire on January 31, 2006 due to Gail A. Cottle’s retirement from the Company. The potential realizable values from date of grant to expiration date at 5% and 10% are $217,596.75 and $480,785.20, respectively.

Option Exercises and Year End Value Table

The following table sets forth information concerning option exercises and the value of options held at January 31, 2002, by the Named Executive Officers:

					Dollar Value of
			Number of Unexercised		Unexercised, in-the-Money
	Number of		Options Held at		Options held at
	Shares	Dollar	January 31, 2002		January 31, 2002(a)
	Acquired on	Value
Name	Exercise	Realized(a)	Exercisable	Unexercisable	Exercisable	Unexercisable

Blake W. Nordstrom	14,360	$28,810.86	94,590	159,433	$141,769.44	$573,980.85

Joel T. Stinson	0	$0.00	39,454	64,465	$51,035.04	$299,441.25

R. Michael Richardson	0	$0.00	3,750	25,461	$28,545.00	$175,164.30

Jammie Baugh	27,842	$11,281.48	74,610	65,786	$198,527.93	$250,833.60

Michael G. Koppel	0	$0.00	4,082	65,458	$9,290.70	$338,068.94

Gail A. Cottle	60,557	$56,481.00	49,585	63,087	$159,332.68	$325,438.20

(a) Dollar value is based on the market value of the Company’s Common Stock on the date of exercise or at January 31, 2002, as the case may be, minus the exercise price.

Pension Plan Table

The following table sets forth information concerning estimated annual benefits payable to each of the Named Executive Officers upon their retirement based upon indicated years of service (without reduction for any Profit Sharing Retirement Plan benefits):

	Years of Service(b)

Average Annual Compensation(a)	15	20	25	30	35

$125,000	$45,000	$60,000	$75,000	$75,000	$75,000
$150,000	$54,000	$72,000	$90,000	$90,000	$90,000
$175,000	$63,000	$84,000	$105,000	$105,000	$105,000
$200,000	$72,000	$96,000	$120,000	$120,000	$120,000
$225,000	$81,000	$108,000	$135,000	$135,000	$135,000
$250,000	$90,000	$120,000	$150,000	$150,000	$150,000
$300,000	$108,000	$144,000	$180,000	$180,000	$180,000
$400,000	$144,000	$192,000	$240,000	$240,000	$240,000
$450,000	$162,000	$216,000	$270,000	$270,000	$270,000
$500,000	$180,000	$240,000	$300,000	$300,000	$300,000

(a) The benefits are payable pursuant to the Supplemental Executive Retirement Plan, which covers certain officers of the Company and its subsidiaries, including the Named Executive Officers. The benefits are unfunded and limited to a maximum of 60% of the monthly average compensation (based solely on the yearly amounts set forth in the salary and bonus columns of the Summary Compensation Table) less the actuarial equivalent of any monthly benefits attributable to Company retirement contributions (described below). The normal annual retirement benefit provided by the Supplemental Executive Retirement Plan is 2.4% of the monthly average compensation for the highest thirty-six months measured over the final sixty months of employment or the entire period of service after age 50, multiplied by the number of years of service with the Company, up to a maximum of twenty-five years. From this value is subtracted the monthly annuity that could be purchased at retirement using the lump sum value of the (i) Profit Sharing Retirement Plan, and (ii) 401(k) Plan and Executive Deferred Compensation Plan accounts funded by Company contributions, and including (iii) any pre-retirement distributions received from (i) and (ii). The remaining amount is the monthly retirement benefit payable under the Supplemental Executive Retirement Plan.

(b) The credited years of service to the Company for the Named Executive Officers are set forth below.

Blake W. Nordstrom	— 25 years
Joel T. Stinson	— 25 years
R. Michael Richardson	— 9 years
Jammie Baugh	— 27 years
Michael G. Koppel	— 2 years
Gail A. Cottle	— 32 years

Compensation and Stock Option Committee Report on the Fiscal Year Ended January 31, 2002	The Compensation and Stock Option Committee is comprised of four directors, and is responsible for setting compensation levels for the President and certain of the Company’s Executive Vice Presidents. The Committee also consults with the President with respect to the compensation and benefits for other officers and with respect to the benefits for certain other employees of the Company.

Compensation Philosophy

The Company bases the various components of its executive compensation program on differing measures of Company performance and Shareholder value. The overall goal of the Committee is to develop compensation programs and policies that are consistent with and linked to the Company’s strategic business objectives, including management’s value-based approach to managing the Company. The program is designed to:

(i) play a critical role in attracting and retaining those executives deemed most able to further its goal of aligning the Company’s interests with creating value for Shareholders; and

(ii) reward executives for medium- and long-term Company performance and value created for Shareholders as measured by a mix of factors, including increases in Company stock price, sales increases and earnings, and other performance-related value drivers, which will or should increase Shareholder return.

Compensation Components

The Company’s executive compensation program is based on three components, each of which is designed to further a different objective, but all of which together are intended to serve the Company’s overall compensation philosophy by more closely aligning the Company’s compensation program with the goal of increasing value for Shareholders.

Base Salary. Base salary is reviewed annually based on the Committee’s view of how the management team and the respective individual contributes to the overall performance of the Company. Overall performance of the Company is measured by a number of factors including the Company’s earnings, its performance versus its retail competitors, its performance versus budget and the Committee’s assessment of management skills. None of these factors is necessarily given greater weight than any other factor. The Committee also reviews the median base salaries for competitors in the specialty retailing field and other related markets as appropriate, including companies listed in Standard & Poor’s Retail Store Composite referenced in the Performance Graph on page 14.

Annual Bonus Incentives. Annual bonus incentives are intended to reflect the Company’s belief that management’s contribution to medium- and long-term Company performance comes, in part, from improvement in the Company’s earnings, division net income, expense control and other measures. Annual bonus incentives for the President and certain of the Executive Vice Presidents are based on various combinations of earnings before taxes, division net income, expense control, and strategic initiatives. The amount of the respective bonuses is based on the achievement of targets, which, in turn, relate to pre-established percentages of the respective executive’s base salary. Under this plan, executive officers do not receive any bonus incentives until the applicable minimum specified performance target is achieved. Bonuses for the fiscal year ended January 31, 2002 were paid only to those executive officers who achieved performance targets relating to earnings before taxes, division net income, expense control and, strategic initiatives.

Long-Term Incentives. Stock Options. The 1987 Stock Option Plan expired in August 1997. The 1987 Plan authorized granting options to key employees of the Company and its subsidiaries. A number of options granted under this Plan remain outstanding. The 1997 Stock Option Plan, adopted for a term of 10 years beginning May 20, 1997, authorizes granting options to employees of the Company and its subsidiaries. Both the 1987 and 1997 Stock Option Plans are administered by the Committee.

The stock option incentive component of the total compensation package is intended to retain and motivate executives to increase total return to Shareholders. Stock options must be granted at no less than the fair market value of the Company’s Common Stock and will only have value if the Company’s stock price increases from the time of the award. Vesting of options granted before February 1999 occurs only during employment with the Company or a subsidiary upon each anniversary of the award, unless vesting is subject to performance goals established by the Committee in which case a pro rata portion of the option could eventually vest. Vesting of options granted since February 1999 continues after retirement for those persons who do not thereafter compete with the Company during the vesting period.

The number of stock options granted to the executive officers named in the Summary Compensation Table is currently determined by the Committee pursuant to a formula without reference to the number of stock options granted previously. Pursuant to the formula, the number of option shares granted has corresponded to the number of underlying Company shares that would produce a value ranging from 60% to 113% of the participant’s yearly salary, calculated based on the Black-Scholes formula. Stock options are currently granted to those executives in February of each year. Since the formula is keyed to salary, the performance factors discussed in the Base Salary paragraph also apply to this compensation component. The Committee reserves the right to change or eliminate the formula at any time.

Performance Share Units. The 1997 Stock Option Plan also authorizes granting performance share units to employees of the Company and its subsidiaries. Performance share units entitle the grantee to receive shares of the Company’s Common Stock (or cash in lieu thereof) upon the achievement of pre-established performance goals related to comparative shareholder return.

Restricted Stock. The 1997 Stock Option Plan authorizes granting shares of restricted stock to employees of the Company and its subsidiaries.

Retirement. The Profit Sharing Retirement Plan covers all regular employees of the Company and certain of its subsidiaries, including the executive officers named in the Summary Compensation Table. The Board of Directors determines annually an amount to be contributed by the Company to the Profit Sharing Retirement Plan. The Company’s contribution is allocated based on a participant’s years of service with the Company, with participants receiving an allocation of 0% to 3% of compensation based upon the Company’s performance and years of service. For purposes of these allocations, compensation is limited to $170,000 and $200,000 for calendar years 2001 and 2002, respectively. Distributions are made in accordance with the Plan’s provisions at normal retirement age, or earlier, at termination of employment, death, disability or hardship.

The Supplemental Executive Retirement Plan provides retirement benefits to certain senior executives of the Company. This Plan is described in the note to the Pension Plan Table on page 9.

Savings. Pursuant to the 401(k) Plan, employees may elect to have the Company pay from 1% to 15% of the employee’s compensation, up to a maximum of $10,500 and $11,000 for 2001 and 2002, respectively (with an additional $1,000 maximum beginning in 2002 for employees over 50 years of age), to the 401(k) Plan instead of paying that amount to the employee. The Company matches 100% of the employee’s contribution up to 4% of the employee’s compensation. For purposes of this match, compensation is limited to $170,000 and $200,000 for calendar years 2001 and 2002, respectively. Monies in the account are invested at the direction of the employee among one or more of 11 funds, one of which consists of

Common Stock of the Company, or through a brokerage account maintained by the Plan’s Trustee. Distributions are made in accordance with the Plan’s provisions at normal retirement age, or earlier upon termination of employment, death, disability or hardship.

The Executive Deferred Compensation Plan provides qualified employees with the opportunity to elect to defer future salary, bonuses and any earned performance share units before these amounts are actually earned. Executives are eligible to participate in the Plan if they earn an annual base salary of at least $85,000. Deferrals are not subject to income taxation until amounts are actually received by the participants upon termination of employment or retirement.

Compensation of the President

The base salary for the President is determined by the Committee based on overall Company performance. That performance is measured by a number of factors including the Company’s earnings, real or perceived retail environment and competitive conditions, performance versus budget, growth in sales and the Committee’s assessment of management skills. The base salary of the President did not increase during the 2001 fiscal year.

The annual bonus incentive for the President was based on the Company’s earnings before taxes. Those targets were not met and the President did not receive any bonus during the fiscal year ended January 31, 2002.

The President received stock options during the fiscal year ended January 31, 2002 pursuant to the formula used for all other executive officers named in the Summary Compensation Table as previously described.

Additional Information

The tables under “Compensation of Executive Officers in the Year Ended January 31, 2002” may be found earlier in this Proxy Statement and reflect the decisions covered by the foregoing discussion.

Internal Revenue Code Section 162(m) disallows a tax deduction to public corporations for compensation over $1,000,000 paid to the executive officers named in the Summary Compensation Table. The statute exempts qualifying “performance-based compensation” from the deduction limit if certain requirements are met. The Committee currently structures performance-based compensation, including stock option grants and annual bonuses to executive officers who may be subject to Section 162(m), in a manner that satisfies those requirements. The Committee reserves the authority to award non-deductible compensation in circumstances that are in the best interests of the Shareholders and the Company.

February 25, 2002

COMPENSATION AND STOCK OPTION COMMITTEE

William D. Ruckelshaus, Chair
Enrique Hernandez, Jr.
Alfred E. Osborne, Jr.
Alison A. Winter

Audit Committee Report on the Fiscal Year Ended January 31, 2002	The Audit Committee is governed by a written charter adopted and approved by the Board of Directors. Each of the members of the Audit Committee qualifies as an “independent” director under the applicable listing standards of the New York Stock Exchange. As required by the charter, the Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board of Directors for approval.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent auditors, Deloitte & Touche LLP, report to the Company’s Audit Committee, and are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon.

The independent auditors and the Company’s internal auditors have full access to the Audit Committee and meet with the Audit Committee, with, and on a routine basis, without, management being present, to discuss appropriate matters.

Based on the Audit Committee’s review of the audited consolidated financial statements, its discussion with management regarding the audited consolidated financial statements, its receipt of written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, its discussions with the independent auditors regarding such auditors’ independence, the audited consolidated financial statements, the matters required to be discussed by the Statement on Auditing Standards 61, as amended, and other matters, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended January 31, 2002 be included in the Company’s Annual Report on Form 10-K for such fiscal year.

February 25, 2002

AUDIT COMMITTEE

Bruce G. Willison, Chair
Enrique Hernandez, Jr.
Alfred E. Osborne, Jr.
William D. Ruckelshaus
Alison A. Winter

Stock Price Performance	Performance Graph

The following graph compares for each of the last five fiscal years, ending January 31, 2002, the cumulative total return of Company Common Stock, Standard & Poor’s (S&P) 500 Index, and Standard & Poor’s Retail Index. The cumulative total return of Company Common Stock assumes $100 invested on January 31, 1997 in Nordstrom, Inc. Common Stock and assumes reinvestment of dividends.

	1997	1998	1999	2000	2001	2002

S&P 500 Index	100	125	163	177	174	144
S&P Retail Index	100	147	239	238	253	257
Nordstrom, Inc. Common Stock	100	139	229	123	116	145

Compensation of Directors	Directors are paid a yearly retainer of $49,000, a fee of $1,000 for each Board of Directors meeting attended, a fee of $1,000 for each Board committee meeting attended and are reimbursed for reasonable traveling expenses.

Pursuant to the 1993 Non-Employee Director Stock Incentive Plan, immediately following each Annual Meeting of Shareholders, directors who are neither employees nor officers of the Company also receive that number of shares of Company Common Stock having a fair market value of $10,000, plus a $4,000 cash award to offset tax obligations attributable to the stock award. If the 2002 Nonemployee Director Stock Incentive Plan is approved by the Shareholders, then the 1993 Non-Employee Director Stock Incentive Plan will be terminated and directors who are neither employees nor officers of the Company will instead receive the benefits provided pursuant to the 2002 Nonemployee Director Stock Incentive Plan.

Additionally, as compensation for his services as lead outside director, Enrique Hernandez, Jr. was granted 37,500 Nordstrom stock units on November 20, 2001 under the Director’s Deferred Compensation Plan. Mr. Hernandez also may use a Company airplane up to four times a year for domestic travel.

Certain Relationships And Related Transactions	During the fiscal year ended January 31, 2002, the Company and JBW Aircraft Leasing Company, Inc. (“JBW”), of which John N. Nordstrom, Bruce A. Nordstrom and D. Wayne Gittinger are the sole shareholders, entered into and operated under Interchange Agreements pursuant to which the Company made aircraft available for occasional use by JBW in exchange for the Company’s use of JBW’s airplane.

During the fiscal year, the Company used JBW’s airplane for 145 flight hours and JBW used the Company’s aircraft 111 flight hours and JBW paid the Company $40,560, representing the net difference in use values of the aircraft. Also during that fiscal year, JBW paid the Company $78,294 for pilot services and hangar rent, and JW Limited paid the Company $28,579 for maintenance services and hangar rent. JW Limited is a corporation of which John N. Nordstrom and D. Wayne Gittinger are the sole shareholders.

On June 15, 1999, Llynn (Len) A. Kuntz, an Executive Vice President of the Company, executed a promissory note in favor of the Company evidencing a loan in the original amount of $150,000 (with interest at the rate of 7.75%) to facilitate his purchase of a home. The maximum amount of indebtedness during the fiscal year ended January 31, 2002, was $133,536.

On June 15, 1999, Geevy S.K. Thomas, an Executive Vice President of the Company, executed a promissory note in favor of the Company evidencing a loan in the original amount of $150,000 (with interest at the rate of 7.75%) to facilitate his purchase of a home. The maximum amount of indebtedness during the fiscal year ended January 31, 2002, was $133,536.

Bruce A. Nordstrom’s son and Blake W. Nordstrom’s brother, Erik B. Nordstrom, an Executive Vice President of the Company, was employed by the Company during the fiscal year ended January 31, 2002, at a total salary and bonus of $367,417.

Bruce A. Nordstrom’s son and Blake W. Nordstrom’s brother, Peter E. Nordstrom, an Executive Vice President of the Company, was employed by the Company during the fiscal year ended January 31, 2002, at a total salary and bonus of $344,167.

John N. Nordstrom’s nephew, James F. Nordstrom, was employed by the Company during the fiscal year ended January 31, 2002, at a total salary and bonus of $157,966.

The spouse of James R. O’Neal, an Executive Vice President of the Company, was employed by the Company during the fiscal year ended January 31, 2002, at a total salary and bonus of $191,175.

The spouse of Llynn (Len) A. Kuntz, an Executive Vice President of the Company, was employed by the Company during the fiscal year ended January 31, 2002, at a total salary and bonus of $344,099.

The sister-in-law of Laurie M. Black, an Executive Vice President of the Company, was employed by the Company during the fiscal year ended January 31, 2002, at a total salary and bonus of $82,501.

Proposal 2: Amendment to the Company’s Articles of Incorporation	The Board of Directors has approved, and is recommending to the Shareholders for approval at the Annual Meeting, an amendment to Paragraph 1 of Article IV of the Company’s Articles of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 250,000,000 to 500,000,000. The Board of Directors determined that this amendment is advisable and should be considered at the meeting. The full text of the proposed amendment to the Articles of Incorporation is set forth below.

The 250,000,000 additional shares would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. The Board of Directors believes it is desirable to increase the number of shares of Common Stock the Company is authorized to issue to provide the Company with adequate flexibility in the future. The Company has no present commitments, agreements, or intent to issue additional shares of

Common Stock, other than with respect to currently reserved shares, in connection with the transactions in the ordinary course of the Company’s business, or shares which may be issued under the Company’s stock option, stock purchase, and other existing employee benefit plans.

The proposed amendment to Paragraph 1 of Article IV would permit the issuance of additional shares up to the new 500,000,000 maximum without further action or authorization by Shareholders (except as may be required in a specific case by law or the rules of the New York Stock Exchange). The holders of Common Stock of the Company are not entitled to preemptive rights or cumulative voting. Accordingly, the issuance of additional shares of Common Stock might dilute, under certain circumstances, the ownership and voting rights of Shareholders. The proposed increase in the number of shares of Common Stock the Company is authorized to issue is not intended to inhibit a change in control of the Company, but the availability for issuance of additional shares of Common Stock could discourage, or make more difficult, efforts to obtain control of the Company. For example, the issuance of shares of Common Stock in a public or private sale, merger, or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. The Company is not aware of any pending or threatened efforts to acquire control of the Company.

If approved, Paragraph 1 of Article IV of the Company’s Articles of Incorporation would be amended and restated as follows:

1. The aggregate number of shares which the Corporation shall have the authority to issue is 500,000,000 shares of Common Stock, all of which are without par value.

The Board of Directors considers the proposed amendment to be in the best interests of the Company.

The Board of Directors of the Company recommends that you vote FOR this Proposal.

Proposal 3: Approval of the 2002 Nonemployee Director Stock Incentive Plan	General

The Board of Directors recently adopted, subject to Shareholder approval, the 2002 Nonemployee Director Stock Incentive Plan (the “Plan”) covering 450,000 shares of the Company’s Common Stock.

The purpose of the Plan is to promote the long-term success of the Company and the creation of Shareholder value by encouraging the attraction and retention of Nonemployee Directors with exceptional qualifications and linking Nonemployee Directors directly to Shareholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for awards in the form of restricted shares, stock units, nonqualified stock options or stock appreciation rights, or any combination of these forms. The Plan is summarized below. This summary is qualified in all respects by reference to the full text of the Plan, which has been filed with the Securities and Exchange Commission as an Appendix to this Proxy Statement.

Summary of the Plan

All of our directors who are not employees or officers of the Company are eligible to receive awards under the Plan. If D. Wayne Gittinger, Enrique Hernandez, Jr., John A. McMillan, John N. Nordstrom, Alfred E. Osborne, Jr., William D. Ruckelshaus, Bruce G. Willison and Alison A. Winter are elected as directors at the Annual Meeting, there will be eight directors eligible to receive awards under the Plan.

The Plan authorizes the grant of awards in the form of restricted shares, stock units, nonqualified stock options or stock appreciation rights, or any combination of these forms. Generally, restricted shares are shares of Common Stock subject to any restrictions the Committee (defined below) deems appropriate such as conditions relating to vesting, sale or transfer;

stock units are unfunded contractual rights to receive an amount based on the value of the Common Stock; nonqualified stock options are stock options not described in Sections 422 or 423 of the Internal Revenue Code; and stock appreciation rights are rights to receive the appreciation, if any, in the value of the underlying Common Stock between the date of grant and the date of exercise.

A maximum of 450,000 shares may be covered by awards under the Plan. If restricted shares, stock units, common shares issuable upon the exercise of stock options or stock appreciation rights are forfeited or terminated, then the corresponding shares of Common Stock will again become available for awards under the Plan.

The Company’s Corporate Governance and Nominating Committee (the “Committee”) will administer the Plan and will (a) select the Nonemployee Directors who are to receive awards under the Plan, (b) determine the type, number, vesting requirements, if any, and other features and conditions of such awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may allow participants to defer awards under the Plan into the Company’s Directors’ Deferred Compensation Plan. The Committee may also adopt rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan are final and binding on all persons.

The Board of Directors may at any time and for any reason amend the Plan. The Plan will remain in effect until it is terminated by the Board of Directors. An amendment of the Plan is subject to the approval of the Shareholders only to the extent required by applicable laws, regulations or rules.

Certain Federal Income Tax Consequences

The following discussion of the federal income tax consequences of the Plan is intended to be a summary of applicable federal law. State and local tax consequences may differ. Because the federal income tax rules governing options and related payments are complex and subject to frequent change, award recipients under the Plan are advised to consult their tax advisors prior to exercise of options or dispositions of stock.

A grantee of shares of restricted stock recognizes ordinary income on the date of receipt equal to the value of such shares (less any consideration paid by the grantee) unless the shares of stock are subject to a substantial risk of forfeiture. If the shares of stock are subject to a substantial risk of forfeiture, absent an election by the grantee to be taxed on the date of grant, then the grantee will recognize ordinary income when the risk of forfeiture lapses. The Company is entitled to an income tax deduction in the year the grantee recognizes income equal to the amount of income recognized by the grantee.

A grantee of non-qualified stock options is not taxed on the grant of a non-qualified stock option. On exercise, however, the grantee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the grantee as ordinary income. Any gain on subsequent disposition of the shares is long term capital gain if the shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.

A grantee of stock units is not taxed on the grant of a stock unit or the vesting of the stock unit. In general, upon the settlement of a stock unit, the grantee will recognize ordinary income in an amount equal to the amount of cash or the value of the Common Stock distributed to the grantee by the Company. The Company will be entitled to an income tax deduction equal to the amount of ordinary income the grantee recognizes in connection with the settlement of the stock unit award.

A grantee of stock appreciation rights is not taxed on the grant of a stock appreciation right. In general, upon the exercise of a stock appreciation right, the grantee will recognize ordinary income in an amount equal to the amount of cash or the value of the Common Stock distributed to the grantee by the Company. The Company will be entitled to an income tax deduction equal to the amount of ordinary income the grantee recognizes in connection with the stock appreciation right exercise.

The Committee has full discretion to determine the number and amount of awards to be granted to Nonemployee Directors under the Plan. Therefore, the benefits and amounts that will be received by each Nonemployee Director as a group are not presently determinable.

The Board of Directors recommends a vote FOR adoption of the proposed 2002 Nonemployee Director Stock Incentive Plan.

Proposal 4: Ratification of Appointment of Auditors	The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the independent public accounting firm of Deloitte & Touche LLP to be the Company’s auditors for the fiscal year ending January 31, 2003. As in the past, the Board has determined that it would be desirable to request ratification of its appointment by the Shareholders of the Company. If the Shareholders do not ratify the appointment of Deloitte & Touche LLP, the appointment of independent public accountants will be reconsidered by the Board. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Audit Fees. The aggregate fees billed by Deloitte & Touche LLP for professional audit services performed related to the fiscal year ended January 31, 2002 were $575,024. Such fees include attestation services for the consolidated financial statements of the Company and the separate financial statements of Nordstrom Credit, Inc., along with reviews of the interim financial information of the Company and Nordstrom Credit, Inc. and their respective Forms 10-K and 10-Q. Deloitte & Touche LLP’s work on the Company’s audit was performed by full time, permanent employees and partners of Deloitte & Touche LLP.

Financial Information Systems Design and Implementation Fees. The aggregate fees billed by Deloitte Consulting for services relating to financial information systems design and implementation for the fiscal year ended January 31, 2002 were $1,478,521. Deloitte & Touche LLP has recently announced its intent to separate Deloitte Consulting from the firm.

All Other Fees. The aggregate fees billed by Deloitte & Touche LLP, other than for audit services and financial information systems design and implementation services, for the fiscal year ended January 31, 2002 were $2,321,672, including audit related services of approximately $383,815 and non-audit services of $1,937,857. All other fees included $1,165,671, which were billed by Deloitte Consulting. Audit related services generally include fees for agreed upon and other procedures related to asset securitizations and the statutory audit of Façonnable, SAS.

Audit Committee Consideration. The Audit Committee has considered whether the provision of the financial information systems design and implementation fees and all other fees is compatible with maintaining Deloitte & Touche LLP’s independence as the Company’s independent accounting firm.

The Board of Directors recommends a vote FOR ratification of Deloitte & Touche LLP as auditors for the Company.

Proposal 5: Shareholder Proposal Regarding Human Rights	The New York City Employee’s Retirement System, the New York City Teacher’s Retirement System, the New York City Fire Department Pension Fund and the New York City Police Pension Fund, through the Comptroller of the City of New York, 1 Centre Street, New York, New York 10007, has notified the Company that it intends to present the following Proposal at the Annual Meeting:

“Whereas, Nordstrom, Inc. currently has extensive overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of some U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, these standards incorporate the conventions of the United Nations International Labor Organization (ILO) on workplace human rights which include the following principles:

1) All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98)

2) Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135)

3) There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin, or other distinguishing characteristics. (ILO Convention 100 and 111)

4) Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105)

5) There shall be no use of child labor. (ILO Convention 138), and,

Whereas, independent monitoring of corporate adherence to these standards is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,

Therefore, be it resolved that shareholders request that the company commit itself to the implementation of a code of corporate conduct based on the aforementioned ILO human rights standards by its international suppliers and in its own international production facilities and commit to a program of outside, independent monitoring of compliance with these standards.”

The Company’s Statement in Opposition

The Company has adopted a multi-step approach with the goal of ensuring that the facilities operated by its vendors, subcontractors, and buying agents adhere to a high degree of ethical labor standards, provide a safe and healthy working environment, do not engage in discriminatory practices or violate basic human rights, and comply with all applicable employment laws with respect to wages and overtime. Since 1994, the Company has attempted to distribute the Nordstrom Partnership: Standards and Business Practice Guidelines (the “Guidelines”) to all existing and new vendors. The Guidelines apply to both domestic and overseas vendors. The code of conduct has been translated into several foreign languages for posting at the various facilities operated by the Company’s contractors.

The Guidelines, which are derived from the conventions of the United Nations International Labour Organization (“ILO”), state that the Company expects its vendors to comply with all applicable wage, hour and overtime laws, follow fair employment practices, comply with environmental standards, and provide a safe work environment. The Guidelines also specifically forbid the use of child, prison, or other forced labor. The Company routinely reviews the Guidelines to determine whether modifications are appropriate in light of new developments.

In order to ensure compliance with the Guidelines and applicable laws by vendors who manufacture private label goods for the Company: (i) vendors, subcontractors, and buying agents must confirm in writing that they will comply with the Guidelines prior to the initial placement of production and for continuing production, and vendors must re-commit annually; (ii) Company representatives review the Company’s code of conduct and quality standards in person with manufacturers; and (iii) Company personnel and/or outside independent third parties conduct annual announced and unannounced on-site inspections where they audit compliance with the Guidelines, including working environment, age of employees, and compliance with applicable laws. Interviews of the workers, the workers’ representative and the management are also performed during the inspections to verify that conditions and policies are in compliance with the Partnership Guidelines as well as local laws and regulations. Many of the individuals who perform our audits are trained by Social Accountability International, a charitable human rights organization dedicated to improving workplaces and communities. Additionally, our third-party monitor companies are accredited Fair Labor Association monitors and employ auditors trained in SA8000 auditing courses. The Company’s corrections program for suppliers found to be in violation of the Guidelines varies depending upon the severity of the violation. The Company’s first and foremost priority is to educate its suppliers on the importance of the Company’s Partnership Guidelines and guide them into full compliance. In the event of a major violation, such as forced labor, etc., the Company may choose to cancel outstanding orders, terminate contracts, and/or pursue legal action.

The Company is performing inspections on the private label manufacturing facilities using outside, independent monitors to ensure compliance with all the ILO conventions stated in the proponent’s proposal as well as many other very important ILO conventions. The Company believes that the provisions of its Guidelines, which are implemented through the above multi-step approach to ensure compliance, substantially comply with the spirit of the underlying conventions of the ILO and the independent monitoring programs that are the subject of the proponent’s proposal.

Accordingly, the Board of Directors of the Company urges you to vote AGAINST this proposal.

Compliance with Section 16 of the Exchange Act of 1934	Based solely on its review of copies of reports made pursuant to Section 16(a) of the Exchange Act, the Company believes that during the fiscal year ended January 31, 2002, all filing requirements applicable to its directors, executive officers and 10 percent shareholders were satisfied, except that John N. Nordstrom filed two reports late in connection with sales of shares of Common Stock by a limited partnership in which he has an interest.

Other Matters	The Board of Directors of the Company knows of no other matters that may come before the meeting. However, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their best judgment.

Shareholder Proposals For 2003 Annual Meeting	Proposals for Shareholder action that eligible Shareholders wish to have included in the Company’s Proxy Statement mailed to Shareholders in connection with the Company’s 2003 Annual Meeting must be received by the Company at its principal executive offices at 1617 Sixth Avenue, Seattle, Washington, 98101-1742, Attention: Secretary, on or before December 19, 2002.

Shareholders wishing to nominate persons for election to the Board of Directors or present any other business for consideration at the Company’s 2003 Annual Meeting must deliver a notice to the Company’s Secretary not less than ninety (90) days (February 20, 2003) or more than one hundred twenty (120) days (January 21, 2003)and not prior to the anniversary date of the 2002 Annual Meeting.

To be in proper form, a shareholder’s notice regarding the nomination of persons for election to the Board of Directors must be in written form and must set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the person, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and (b) as to the shareholder giving the notice (i) the name and record address of the shareholder, (ii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or by record by the shareholder, (iii) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder, (iv) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person named in its notice, and (v) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

To be in proper form, a shareholder’s notice regarding any other business for consideration at the Company’s 2003 Annual Meeting must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for documenting the business at the Annual Meeting, (ii) the name and record address of the shareholder, (iii) the number of shares of capital stock of the corporation which are owned beneficially or of record by each shareholder, (iv) a description of all arrangements or understandings between the shareholder and any other person or persons (including their names) in connection with the proposal of the business, and (v) a representation that the shareholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

By order of the Board of Directors,

N. Claire Chapman Secretary Seattle, Washington April 18, 2002

Printed on 25% Recycled Fiber

Appendix A

NORDSTROM, INC.
2002 NONEMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

         ARTICLE 1.   INTRODUCTION.

         The purpose of the Plan is to promote the long-term success of the Company and the creation of Shareholder value by (a) encouraging the attraction and retention of Nonemployee Directors with exceptional qualifications and (b) linking Nonemployee Directors directly to Shareholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options or stock appreciation rights. Capitalized terms are defined in Section 15 below.

         ARTICLE 2.   ADMINISTRATION.

         2.1   Committee Composition.   The Plan shall be administered by the Corporate Governance and Nominating Committee(the “Committee”).

         2.2   Committee Responsibilities.   The Committee shall (a) select the Nonemployee Directors who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

         ARTICLE 3.   SHARES AVAILABLE FOR GRANTS.

         3.1   Basic Limitation.   Common Shares issued pursuant to the Plan may be authorized but unissued shares. The aggregate number of Options, SARs, Stock Units and Restricted Shares awarded under the Plan shall not exceed 450,000. The limitations of this Section 3.1 shall be subject to adjustment pursuant to Article 10.

         3.2   Additional Shares.   If Restricted Shares or Common Shares issued upon the exercise of Options are forfeited, then such Common Shares shall again become available for Awards under the Plan. If Stock Units, Options or SARs are forfeited or terminate for any other reason before being exercised, then the corresponding Common Shares shall again become available for Awards under the Plan. If Stock Units are settled, then only the number of Common Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan. If SARs are exercised, then only the number of Common Shares (if any) actually issued in settlement of such SARs shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan.

         3.3   Dividend Equivalents.   Any dividend equivalents paid or credited under the Plan shall not be applied against the number of Restricted Shares, Stock Units, Options or SARs available for Awards, whether or not such dividend equivalents are converted into Stock Units.

         ARTICLE 4.   ELIGIBILITY.

         4.1   Grants.   Only Nonemployee Directors shall be eligible for the grant of Restricted Shares, Stock Units, NSOs or SARs.

         ARTICLE 5.   OPTIONS.

         5.1   Stock Option Agreement.   Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee’s other compensation. A Stock Option Agreement may provide that a new Option will be granted automatically to the Optionee when he or she exercises a prior Option and pays the Exercise Price in the form described in Section 6.2.

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         5.2   Number of Shares.   Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 10.

         5.3   Exercise Price.   Each Stock Option Agreement shall specify the Exercise Price, as determined by the Committee.

         5.4   Exercisability and Term.   Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

         5.5   Modification or Assumption of Options.   Within the limitations of the Plan, the Committee may modify outstanding Options; provided that no Option shall be repriced. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

         5.6   Buyout Provisions.   The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

         ARTICLE 6.   PAYMENT FOR OPTION SHARES.

         6.1   General Rule.   The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased, except the Committee (in its sole discretion) may at any time accept payment in any form(s) described in this Article 6.

         6.2   Surrender of Stock.   To the extent that this Section 6.2 is applicable, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Common Shares that have been owned by the Optionee for at least six months. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, Common Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

         6.3   Exercise/Sale.   To the extent that this Section 6.3 is applicable, all or any part of the Exercise Price may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

         6.4   Exercise/Pledge.   To the extent that this Section 6.4 is applicable, all or any part of the Exercise Price may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to pledge all or part of the Common Shares being purchased under the Plan to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company.

         6.5   Promissory Note.   To the extent that this Section 6.5 is applicable, all or any part of the Exercise Price may be paid by delivering (on a form prescribed by the Company) a full-recourse promissory note.

         6.6   Other Forms of Payment.   To the extent that this Section 6.6 is applicable, all or any part of the Exercise Price may be paid in any other form that is consistent with applicable laws, regulations and rules.

         ARTICLE 7.   STOCK APPRECIATION RIGHTS.

         7.1   SAR Agreement.   Each grant of an SAR under the Plan shall be evidenced by an SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

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         7.2   Number of Shares.   Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 10.

         7.3   Exercise Price.   Each SAR Agreement shall specify the Exercise Price.

         7.4   Exercisability and Term.   Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. An SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. An SAR may be included in an NSO at the time of grant or thereafter.

         7.5   Exercise of SARs.   Upon exercise of an SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price. If, on the date when an SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion.

         7.6   Modification or Assumption of SARs.   Within the limitations of the Plan, the Committee may modify outstanding SARs; provided that no SAR shall be repriced. The foregoing notwithstanding, no modification of an SAR shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR.

         ARTICLE 8.   RESTRICTED SHARES.

         8.1   Restricted Stock Agreement.   Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

         8.2   Vesting Conditions.   Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events.

         8.3   Voting and Dividend Rights.   The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other Shareholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

         ARTICLE 9.   STOCK UNITS.

         9.1   Stock Unit Agreement.   Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

         9.2   Payment for Awards.   To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

         9.3   Vesting Conditions.   Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events.

         9.4   Voting and Dividend Rights.   The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents.

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Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

         9.5   Form and Time of Settlement of Stock Units.   Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Committee. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 10.

         9.6   Death of Recipient.   Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

         9.7   Creditors’ Rights.   A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

         ARTICLE 10.   PROTECTION AGAINST DILUTION.

         10.1   Adjustments.   In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a declaration of a dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of:

(a) The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Article 3;

(b) The number of Common Shares covered by each outstanding Option and SAR;

(c) The Exercise Price under each outstanding Option and SAR; or

(d) The number of Stock Units included in any prior Award which has not yet been settled.

Except as provided in this Article 10, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

         10.2   Dissolution or Liquidation.   To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

         10.3   Reorganizations.   In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement shall provide for settlement of the full value, if any, of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

         ARTICLE 11.   DEFERRAL OF AWARDS.

         To the extent permitted and consistent with the terms of the Nordstrom, Inc. Directors Deferred Compensation Plan (“DDCP”), the Committee (in its sole discretion) may permit or require a Participant to:

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(a) Have cash that otherwise would be paid to such Participant as a result of the exercise of an SAR or the settlement of Stock Units credited to such Participant’s DDCP account;

(b) Have Common Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units and credited to such Participant’s DDCP account; or

(c) Have Common Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited as Stock Units to such Participant’s DDCP account. Such amounts shall be determined by reference to the Fair Market Value of such Common Shares as of the date when they otherwise would have been delivered to such Participant.

         Provided, however, that such deferral shall not be effective unless the Participant enters into a deferral agreement with respect to the particular award at such time and in such form and manner as the Committee determines appropriate.

         ARTICLE 12.   AWARDS UNDER OTHER PLANS.

         The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.

         ARTICLE 13.   LIMITATION ON RIGHTS.

         13.1   Shareholders’ Rights.   A Participant shall have no dividend rights, voting rights or other rights as a Shareholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

         13.2   Regulatory Requirements.   Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

         ARTICLE 14.   FUTURE OF THE PLAN.

         14.1   Term of the Plan.   The Plan, as set forth herein, shall become effective upon approval by the Company’s shareholders. The Plan shall remain in effect until it is terminated under Section 14.2.

         14.2   Amendment or Termination.   The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company’s Shareholders only to the extent required by applicable laws, regulations or rules. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

         ARTICLE 15.   DEFINITIONS.

         15.1   "Award” means any award of an Option, an SAR, a Restricted Share or a Stock Unit under the Plan.

         15.2   "Board” means the Company’s Board of Directors, as constituted from time to time.

         15.3   "Code” means the Internal Revenue Code of 1986, as amended.

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         15.4   "Committee” means a committee of the Board, as described in Article 2.

         15.5   "Common Share” means one share of the common stock of the Company.

         15.6   "Company” means Nordstrom, Inc., a Washington corporation.

         15.7   "Exchange Act” means the Securities Exchange Act of 1934, as amended.

         15.8   "Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of an SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

         15.9   "Fair Market Value” means the market price of Common Shares, determined by the Committee in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Wall Street Journal of the closing bid price of the Common Shares on the New York Stock Exchange. Such determination shall be conclusive and binding on all persons.

         15.10   "NSO” means a stock option not described in sections 422 or 423 of the Code.

         15.11   "Option” means a NSO granted under the Plan and entitling the holder to purchase Common Shares.

         15.12   "Optionee” means an individual or estate who holds an Option or SAR.

         15.13   "Nonemployee Director” shall mean a member of the Board who is not an employee or an officer of the Company.

         15.14   "Participant” means an individual or estate who holds an Award.

         15.15   "Plan” means this Nordstrom, Inc. 2002 Nonemployee Director Stock Incentive Plan, as amended from time to time.

         15.16   "Restricted Share” means a Common Share awarded under the Plan.

         15.17   "Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share which contains the terms, conditions and restrictions pertaining to such Restricted Share.

         15.18   "SAR” means a stock appreciation right granted under the Plan.

         15.19   "SAR Agreement” means the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

         15.20   "Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

         15.21   "Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.

         15.22   "Stock Unit Agreement” means the agreement between the Company and the recipient of a Stock Unit which contains the terms, conditions and restrictions pertaining to such Stock Unit.

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NORDSTROM, INC.
1617 SIXTH AVENUE, SEATTLE, WASHINGTON 98101-1742

By signing this Proxy, the Shareholder appoints D. Wayne Gittinger and N. Claire Chapman, or either of them, with full power of substitution, proxies to vote all shares of stock of the undersigned entitled to vote at the Annual Meeting of Shareholders of Nordstrom, Inc. to be held May 21, 2002, at 11:00 a.m., Pacific Daylight Time, at the John W. Nordstrom Room, Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, Washington, 98101-1742, and any adjournment thereof, with all power the Shareholder would possess if personally present. This Proxy will be voted in accordance with the instructions given. Unless revoked or otherwise instructed, the shares represented by this Proxy will be voted for proposals 1, 2, 3 and 4 and, if it is presented, against proposal 5, and will be voted in accordance with the discretion of the proxies upon all other matters that may come before the meeting and any adjournment thereof.

Notwithstanding the above, if there are shares allocated to the Shareholder’s account in the Nordstrom Profit Sharing and 401(k) Plan or the NORDSTROM.com 401(k) Plan (collectively, the “Plans”), the undersigned hereby confidentially directs the Plans’ Trustee (Putnam Fiduciary Trust Company) to vote all shares as indicated on the reverse side of this card. If this Proxy is signed and returned without specific instructions for voting, the shares will be voted by the Plans’ Trustee as provided above. If the Shareholder does not vote the shares held by the Plans (by returning this Proxy), they will be voted in the discretion of the Plans’ fiduciaries, as provided by the Plans.

Please mark, date, sign, and return this proxy card promptly using the enclosed postage-paid envelope.

é  FOLD AND DETACH HERE  é

DIRECT DEPOSIT OF DIVIDEND

Nordstrom is pleased to offer its shareholders of record the ability to have quarterly dividends electronically deposited. This service is provided at no cost to you and enables you to have your dividends deposited in an account at the financial institution of your choice.

The advantages of having your dividend payment electronically deposited include: the availability of funds, the elimination of a trip to the bank, and no possibility of a stolen or lost check.

If you wish to take advantage of this service, then please contact Mellon Investor Services LLC at 1-800-318-7045.

NORDSTROM

Please mark your votes as indicated in this example	☒

	FOR	WITHHOLD
	all nominees	AUTHORITY
	(except as indicated to	to vote for
	the contrary below)	all nominees
PROPOSAL 1. ELECTION OF DIRECTORS
01 D. W. Gittinger; 02 E. Hernandez, Jr.;	Management recommends a vote FOR all nominees.
03 J. A. McMillan; 04 B. A. Nordstrom;
05 J. N. Nordstrom; 06 A. E. Osborne, Jr.;
07 W. D. Ruckelshaus; 08 B. G. Willison; 09 A. A. Winter

To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.

	FOR	AGAINST	ABSTAIN
PROPOSAL 2. AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION
Management recommends a vote FOR Proposal 2.

	FOR	AGAINST	ABSTAIN
PROPOSAL 3. APPROVAL OF THE 2002 NONEMPLOYEE DIRECTOR STOCK INCENTIVE PLAN
Management recommends a vote FOR Proposal 3.

	FOR	AGAINST	ABSTAIN
PROPOSAL 4. RATIFICATION OF APPOINTMENT OF AUDITORS
Management recommends a vote FOR Proposal 4.

	FOR	AGAINST	ABSTAIN
PROPOSAL 5. SHAREHOLDER PROPOSAL REGARDING GLOBAL HUMAN RIGHTS
Management recommends a vote AGAINST Proposal 5.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. The Board of Directors at present knows of no other matters to be brought before the meeting.

Signature(s)________________________________________________________________  Dated_______________ , 2002

PLEASE SIGN AS YOUR NAME APPEARS ON THIS PROXY. Joint signers should each sign. Trustees, Guardians, Personal and other Representatives, please indicate your full title.

é  FOLD AND DETACH HERE  é

NORDSTROM.com — There’s always a store near you.

At Nordstrom, we want to ensure that customers find shopping with us as convenient and rewarding as possible. This is the very reason we launched NORDSTROM.com. With NORDSTROM.com, there is always a store near you. In addition to our 135 stores across the nation, you can shop online at www.nordstrom.com or through our catalogs to find the look that’s just right for you. Let us keep you posted on all promotions, events and sales — log on and register at www.nordstrom.com or call 1-888-282-6060 to receive our catalogs.

At NORDSTROM.com, you can purchase great merchandise, learn about our Company history, and review important shareholder information such as news releases, daily stock quotes, annual reports — even web casts of our quarterly conference calls discussing our latest financial information — all from the comfort of your home or office. Of course we value and welcome your feedback. If you have any comments regarding our web site or catalogs, please email us at contact@nordstrom.com or call us at 1-888-282-6060.

NORDSTROM